EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of ordinary shares, par value of $0.0001 per share, of LexinFintech Holdings Ltd., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 8, 2024.

WENJIE XIAO

/s/ Wenjie Xiao

The JX Chen Family Trust

By:	/s/ Yeu Chi Fai
/s/ Li Shunk Ling
Name:	Yeu Chi Fai / Li Shuk Ling
on behalf of TMF (Cayman) Ltd.
Title:	Trustee

INSTALLMENT PAYMENT INVESTMENT INC.

By:	/s/ Wenjie Xiao
Name:	Wenjie Xiao
Title:	Director